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                               [Form of Opinion]

                                                                     Exhibit 8.1

Board of Directors
KSB Bancorp, Inc.
Main Street
Kingfield, Maine 04947

     Re: Federal Income Tax Consequences of Merger of Camden Acquisition Subsidiary, Inc. with and into KSB Bancorp, Inc.
          ---------------------------------------------------------------

To the Members of the Board of Directors:

     You have requested an opinion regarding federal tax consequences of a proposed transaction involving the merger of KSB Bancorp, Inc., a bank holding company organized under the laws of the State of Delaware ("KSB") with and into Camden National Corporation ("Camden"), a Maine corporation ("Camden"). The merger will be effected pursuant to the Agreement and Plan of Merger, dated as of July 27, 1999, by and between Camden National Corporation, Camden Acquisition Subsidiary, Inc. ("CASI"), KSB Bancorp, Inc., and Kingfield Savings Bank (the "Bank") (the agreement shall be herein referred to as the "Merger Agreement"). The merger and related transactions are described in the Merger Agreement and in the Proxy Statement/Prospectus (the "Proxy Statement") included in Camden's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, CASI shall be merged with and into KSB (the "Merger") and the separate existence of CASI shall cease. KSB shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of Delaware as a wholly owned subsidiary of Camden. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of KSB's common stock (the "KSB Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of the common stock of Camden (the "Camden Common Stock") determined under the formula set out in the Merger Agreement, subject to the payment of cash in lieu of fractional shares.

     As soon as practicable thereafter, KSB will merge with and into Camden (this second merger shall be referred to as the "Subsequent Merger"; collectively, the Merger and Subsequent
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Board of Directors
_______________, 1999
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Merger shall be referred to as the "Mergers.") The Subsequent Merger shall become effective at the "Subsequent Effective Time". As a result of the Subsequent Merger, the separate corporate existence of KSB shall cease and Camden shall be the surviving corporation and continue its corporate existence under the laws of Maine.

     Our opinion is provided solely with respect to federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 9.1(e) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also received and relied upon, without independent verification, the representations of KSB concerning KSB itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, the representations of Camden concerning the transaction and certain post-Merger plans ("Representations"). We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of Camden will be conducted in a manner wholly consistent with all Representations provided by Camden. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement.

     The Merger Agreement and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by Camden and KSB are incorporated in this letter as part of the statement of the facts.

                            LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing
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Board of Directors
_______________, 1999
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our opinion, we are relying on the provisions of the Internal Revenue Code of
1986, as amended (the "Code") and regulations issued thereunder. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinion is our legal judgment as to certain of the federal income tax consequences of the proposed Mergers. Our opinion is not binding on the Internal Revenue Service and the Internal Revenue Service may reach a different conclusion, which conclusion could be sustained by a court if litigated. The opinion addresses certain tax consequences to KSB common stockholders who are
(i) citizens or residents of the United States; (ii) domestic corporations; or
(iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of KSB common stock ("U.S. Holders"). The opinion is limited to the specific conclusions reached in the opinion and does not purport to reach any other conclusions, such as the future use of tax attributes of the parties, tax consequences to holders of KSB Common Stock who hold such shares as other than capital assets or are insurance companies, tax exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire shares of KSB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold KSB Common Stock in a hedging transaction or as part of a straddle or conversion transaction. The opinion does not address foreign, state, local, estate or other potential tax consequences of the Mergers.

                              FEDERAL TAX OPINION

     Based on the subject to the foregoing, the facts referenced in this opinion, the Representations referred to above, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Mergers will constitute tax-free reorganizations under Section 368(a) of the Code. Camden, CASI and KSB will each be a party to the Merger. Camden and KSB will be parties to the Subsequent Merger.

     (2) No gain or loss will be recognized by Camden, CASI, KSB or the Bank as a result of the Mergers.

     (3) No gain or loss will be recognized by U.S. Holders who exchange all of their KSB Common Stock solely for Camden Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in Camden Common Stock.
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Board of Directors
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     (4)  The tax basis of the Camden Common Stock received by U.S. Holders who exchange their KSB Common Stock for Camden Common Stock pursuant to the Merger will be the same as the tax basis of the KSB Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

     (5) The holding period of Camden Common Stock received by U.S. Holders in the Merger will include the holding period of KSB Common Stock exchanged therefor, provided that such stockholder held such KSB Common Stock as a capital asset on the KSB Effective Date.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Camden filed in connection with the Merger and to the references to us under the headings "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Tax Consequences of the Merger" in the Proxy Statement/Prospectus on Camden and KSB. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933.

                                    Sincerely,



                                    Luse Lehman Gorman Pomerenk & Schick, P.C.